EXHIBIT 99.1


                  AMENDMENT TO RIGHTS AGREEMENT


          AMENDMENT, dated as of December 13, 2001, to the Rights Agreement, dated as of February 14, 2000 by and between EOG Resources, Inc. (the "Company") and First Chicago Trust
Company of New York (as Rights Agent) (as heretofore amended, the
"Rights Agreement").

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 27 of the Rights
Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section
27 thereof; and

          WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to reduce the beneficial ownership threshold at which a person becomes an "Acquiring Person" from 15% of the outstanding shares of common stock of the Company to 10% of the outstanding shares of common stock of the Company.

          NOW, THEREFORE, the Company hereby amends the Rights
Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

          "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding
          Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 10% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 10% or more of the Common
          Shares then outstanding.

          2.  The reference to 15% in Section 3 (a) of the Rights
Agreement shall instead be 10%.

           *                    *                    *


















          IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                      EOG RESOURCES, INC.



                      By:     /s/ DAVID R. LOONEY
                         ---------------------------------
                      Name:  David R. Looney
                      Title: Vice President, Finance



                      FIRST CHICAGO TRUST COMPANY OF NEW YORK
                      (as Rights Agent)



                      By:     /s/ KEVIN LAURITA
                         ----------------------------------
                      Name:  Kevin Laurita
                      Title: Senior Account Manager